Trinity Capital Inc. Reports First Quarter 2024 Financial Results

Record Net Investment Income of $25.2 Million in Q1

Record Total Investment Income of $50.5 Million

Return on Average Equity of 16.1%

PHOENIX, May 1, 2024 – Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity” or the “Company”), a leading provider of diversified financial solutions to growth-stage companies, today announced its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•
Record total investment income of $50.5 million, an increase of 21.5% year-over-year
•
Record net investment income (“NII”) of $25.2 million, or $0.54 per basic share, an increase of 30.1% year-over-year
•
Net increase in net assets resulting from operations of $14.5 million, or $0.31 per basic share
•
16.1% Return on Average Equity “ROAE” (NII/Average Equity)
•
7.5% Return on Average Assets “ROAA” (NII/Average Assets)
•
Net Asset Value of $626.3 million, or $12.88 per share at the end of Q1
•
Total gross investment commitments of $286.8 million
•
Total gross investments funded of $242.7 million, comprised of $182.9 million across eight new portfolio companies, $57.4 million across 12 existing portfolio companies and $2.4 million into Trinity’s joint venture (the “JV”)
•
Debt principal repayments of $148.5 million, including $43.4 million from early repayments on debt investments
•
13th consecutive increase in the regular quarterly dividend after the first-quarter distribution of $0.51 per share, an increase of 2.0% from the regular dividend declared in the fourth quarter of 2023

“Trinity’s diversified investment platform continued to execute during the first quarter, delivering strong origination performance and record net investment income for our shareholders,” said Kyle Brown, Chief Executive Officer of Trinity. “Our business fundamentals remain strong, and we continue to benefit from increasing private credit demand while adhering to our rigorous approach to underwriting and portfolio management.”

Brown further highlighted, “We believe that Trinity’s experienced team and differentiated investment strategy position us to perform in any market environment. Interest in direct lending solutions is accelerating, and we stand ready to assist growing companies with our diverse capital offerings.”

First Quarter 2024 Operating Results

For the three months ended March 31, 2024, total investment income was $50.5 million compared to $41.5 million for the quarter ended March 31, 2023. This represents an effective yield on the average debt investments at cost of 15.8% and 15.2% for the periods ended March 31, 2024 and 2023, respectively. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses and excise taxes, excluding interest expense, for the first quarter of 2024 were $13.2 million compared to $11.1 million during the first quarter of 2023. The increase is primarily attributable to higher compensation and benefits associated with additional headcount, variable compensation and amortization of restricted stock grants.

Interest expense for the first quarter of 2024 was $12.1 million compared to $11.1 million during the first quarter of 2023. The increase is primarily attributable to an increase in the average debt outstanding and an increase in the weighted average interest rate on total debt.

Net investment income was approximately $25.2 million, or $0.54 per share based on 46.7 million basic weighted average shares outstanding for the first quarter of 2024, compared to $19.3 million or $0.55 per share for the first quarter of 2023 based on 35.1 million basic weighted average shares outstanding.

During the three months ended March 31, 2024, our net unrealized depreciation totaled approximately $12.0 million, which included net unrealized appreciation of $3.8 million from our warrant investments, net unrealized depreciation of $3.4 million from our equity investments and net unrealized depreciation of $12.4 million from our debt investments.

Net realized gain on investments was approximately $1.4 million, primarily attributable to the equipment financing to Core Scientific, Inc.

Net increase in net assets resulting from operations was $14.5 million, or $0.31 per share, based on 46.7 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $22.5 million, or $0.64 per share, based on 35.1 million basic weighted average shares outstanding for the first quarter of 2023. Trinity’s higher weighted average shares outstanding for the first quarter as compared to the same period in the prior year was mostly attributable to additional shares issued during the quarter.

Net Asset Value

As of March 31, 2024, total net assets increased to $626.3 million, compared to $611.2 million as of December 31, 2023. The increase in total net assets was primarily driven by net investment income that exceeded the declared dividend and proceeds received from the shares issued under the ATM program during the quarter, partially offset by net unrealized depreciation on investments. The change in NAV per share to $12.88 from $13.19 per share in the prior quarter was primarily attributed to new restricted stock awards and net unrealized depreciation on investments, partially offset by the accretive issuances of shares under the ATM program.

Portfolio and Investment Activity

As of March 31, 2024, Trinity’s investment portfolio had an aggregate fair value of approximately $1.4 billion and was comprised of approximately $1.0 billion in secured loans, $277.6 million in equipment financings and $75.5 million in equity and warrants across 128 portfolio companies. The Company’s debt portfolio is comprised of 75.3% first lien loans and 24.7% second lien loans, with 75.4% of the debt portfolio at floating rates based on principal outstanding.

During the first quarter, the Company originated approximately $286.8 million of total new commitments and funded approximately $242.7 million, which was comprised of $182.9 million of investments in eight new portfolio companies, $57.4 million of investments in 12 existing portfolio companies and $2.4 million of investments in the JV. Gross investment fundings during the quarter for secured loans totaled $187.4 million, equipment financings totaled $50.1 million and warrant and equity investments totaled $5.3 million.

Proceeds received from repayments of the Company's debt investments during the first quarter totaled approximately $148.5 million, which included $43.4 million from early repayments on debt investments and $55.4 million of assets sold to the JV. The investment portfolio increased by $100.7 million, or approximately 7.6%, on a cost basis, and by $88.7 million, or approximately 7.0%, at fair value as compared to December 31, 2023. Total assets under management, including the assets in the JV, increased by 10.2% to a total of $1.6 billion.

As of the end of the first quarter, secured loans to four portfolio companies and equipment financings to one portfolio company were on non-accrual status, with an aggregate fair value of approximately $30.4 million, or 2.4% of the Company's debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of March 31, 2024 and December 31, 2023 (dollars in thousands):

		March 31, 2024		December 31, 2023
Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$56,991	4.4%	$40,584	3.3%
3.0 - 3.9	Strong Performance	275,107	21.4%	277,867	22.9%
2.0 - 2.9	Performing	875,950	68.0%	805,730	65.9%
1.6 - 1.9	Watch	65,410	5.1%	56,740	4.6%
1.0 - 1.5	Default/Workout	5,539	0.4%	33,452	2.7%
Total Debt Investments excluding Senior Credit Corp 2022 LLC		1,278,997	99.3%	1,214,373	99.4%
	Senior Credit Corp 2022 LLC (1)	9,394	0.7%	7,704	0.6%
Total Debt Investments		$1,288,391	100.0%	$1,222,077	100.0%

_____________

(1) An investment risk rating is not applied to Senior Credit Corp 2022 LLC.

As of both March 31, 2024 and December 31, 2023, the Company’s loan and equipment financing investments had a weighted average risk rating score of 2.7. Trinity's grading scale is comprised of numerous factors, two key factors being liquidity and performance to plan. A company may be downgraded as it approaches the need for additional capital or if they are underperforming relative to their business plans. Conversely, they may be upgraded upon a capitalization event or if they are exceeding their plan. As such, the overall grading may fluctuate quarter-to-quarter.

Liquidity and Capital Resources

As of March 31, 2024, the Company had approximately $172.0 million in available liquidity, including $12.0 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $160.0 million in available borrowing capacity under its credit facility with KeyBank, subject to existing terms and advance rates and regulatory and covenant requirements.

In March 2024, the Company closed an underwritten public offering of $100.0 million in aggregate principal amount of 7.875% notes due 2029 (the “March 2029 Notes”) and the underwriters subsequently exercised their option to purchase an additional $15.0 million of the March 2029 Notes. The March 2029 Notes are traded on the Nasdaq Global Select Market under the trading symbol “TRINZ.” On April 16, 2024, the Company caused notice to be issued to the holders regarding the Company’s exercise of its option to redeem a portion of the issued and outstanding 2025 Notes. The Company will redeem $30.0 million in aggregate principal amount of the $182.5 million in aggregate principal amount of outstanding 2025 Notes on May 17, 2024.

As of March 31, 2024, Trinity’s leverage or debt-to-equity ratio was approximately 118% as compared to 106% as of December 31, 2023. The increase in the leverage ratio was primarily attributable to the increase in total debt outstanding to fund net portfolio growth.

During the three months ended March 31, 2024, Trinity utilized its ATM offering program to sell 1.7 million shares of its common stock at a weighted average price of $14.84 per share, raising $24.3 million of net proceeds.

As of March 31, 2024, the JV had approximately $94.5 million in available liquidity, including $64.0 million of uncalled capital, $30.3 million of availability under the JV's credit facility and $0.2 million of cash and cash equivalents. During the quarter, the JV expanded its credit facility to $120 million.

Distributions

On March 14, 2024, the Company’s Board of Directors declared a dividend of $0.51 per share with respect to the quarter ended March 31, 2024, which was paid on April 15, 2024, to stockholders of record as of March 28, 2024.

Conference Call

Trinity will hold a conference call to discuss its first quarter 2024 financial results at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on Wednesday, May 1, 2024.

To listen to the call, please dial (800) 245-3047, or (203) 518-9765 internationally, and reference Conference ID: TRINQ124 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 839-2389 or (402) 220-7204.

About Trinity Capital Inc.

Trinity (Nasdaq: TRIN), an internally managed business development company, is a leading provider of diversified financial solutions to growth stage companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans, equipment financings and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit the Company's website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Ben Malcolmson
Head of Investor Relations
Trinity Capital, Inc.
ir@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $43,972 and $43,807, respectively)	$34,989	$32,861
Affiliate investments (cost of $13,421 and $11,006, respectively)	14,004	11,335
Non-Control / Non-Affiliate investments (cost of $1,362,605 and $1,264,503, respectively)	1,314,869	1,230,984
Total investments (cost of $1,419,998 and $1,319,316, respectively)	1,363,862	1,275,180
Cash and cash equivalents	11,967	4,761
Interest receivable	13,312	11,206
Deferred credit facility costs	1,955	2,144
Other assets	18,596	17,691
Total assets	$1,409,692	$1,310,982

LIABILITIES
KeyBank Credit Facility	$190,000	$213,000
2025 Notes, net of $1,531 and $2,015, respectively, of unamortized deferred financing costs	180,969	180,485
August 2026 Notes, net of $1,382 and $1,526, respectively, of unamortized deferred financing costs	123,618	123,474
March 2029 Notes, net of $3,191 and $0, respectively, of unamortized deferred financing costs	111,809	—
December 2026 Notes, net of $1,008 and $1,102, respectively, of unamortized deferred financing costs	73,992	73,898
Convertible Notes, net of $1,084 and $1,243, respectively, of unamortized deferred financing costs and discount	48,916	48,757
Distribution payable	24,808	23,162
Security deposits	11,114	12,287
Accounts payable, accrued expenses and other liabilities	18,150	24,760
Total liabilities	783,376	699,823

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 48,643,194 and 46,323,712 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	49	46
Paid-in capital in excess of par	659,194	633,740
Distributable earnings/(accumulated deficit)	(32,927)	(22,627)
Total net assets	626,316	611,159
Total liabilities and net assets	$1,409,692	$1,310,982
NET ASSET VALUE PER SHARE	$12.88	$13.19

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2024	March 31, 2023
INVESTMENT INCOME:
Interest and dividend income:
Control investments	$852	$1,116
Affiliate investments	385	34
Non-Control / Non-Affiliate investments	48,155	39,381
Total interest and dividend income	49,392	40,531
Fee and other income:
Affiliate investments	866	453
Non-Control / Non-Affiliate investments	195	554
Total fee and other income	1,061	1,007
Total investment income	50,453	41,538

EXPENSES:
Interest expense and other debt financing costs	12,144	11,081
Compensation and benefits	9,864	7,617
Professional fees	720	1,417
General and administrative	1,929	1,495
Total expenses	24,657	21,610

NET INVESTMENT INCOME/(LOSS) BEFORE TAXES	25,796	19,928

Excise tax expense	639	597

NET INVESTMENT INCOME	25,157	19,331

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Non-Control / Non-Affiliate investments	1,351	(365)
Net realized gain/(loss) from investments	1,351	(365)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	1,963	408
Affiliate investments	254	976
Non-Control / Non-Affiliate investments	(14,217)	2,136
Net change in unrealized appreciation/(depreciation) from investments	(12,000)	3,520

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$14,508	$22,486

NET INVESTMENT INCOME PER SHARE - BASIC	$0.54	$0.55
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.52	0.52

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$0.31	$0.64
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$0.30	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	46,748,386	35,074,076
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	50,595,651	38,740,871